February 28, 2011
American Beacon Funds
4151 Amon Carter Boulevard, MD 2450
Fort Worth, Texas 76155
Ladies and Gentlemen:
     We have acted as counsel to American Beacon Funds, a business trust formed under the laws of the Commonwealth of Massachusetts (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 100 to the Trust’s Registration Statement on Form N-1A (File Nos. 033-11387; 811-4984) (the “Post-Effective Amendment”), registering an indefinite number of shares of beneficial interest in the (1) Institutional Class of the Balanced Fund, Large Cap Value Fund, Large Cap Growth Fund, Mid-Cap Value Fund, Small Cap Value Fund, International Equity Fund, Emerging Markets Fund, High Yield Bond Fund, Intermediate Bond Fund, and Short-Term Bond Fund; (2) Investor Class of the Balanced Fund, Large Cap Value Fund, Mid-Cap Value Fund, Small Cap Value Fund, International Equity Fund, Emerging Markets Fund, High Yield Bond Fund, Retirement Income and Appreciation Fund, Intermediate Bond Fund, and Short-Term Bond Fund; (3) Advisor Class of the Balanced Fund, Large Cap Value Fund, Mid-Cap Value Fund, Small Cap Value Fund, and International Equity Fund; (4) Y Class of the Balanced Fund, Large Cap Value Fund, Large Cap Growth Fund, Mid-Cap Value Fund, Small Cap Value Fund, International Equity Fund, Emerging Markets Fund, High Yield Bond Fund, Retirement Income and Appreciation Fund, Intermediate Bond Fund, and Short-Term Bond Fund; (5) A Class of the Balanced Fund, Large Cap Value Fund, Large Cap Growth Fund, Mid-Cap Value Fund, Small Cap Value Fund, International Equity Fund, Emerging Markets Fund, High Yield Bond Fund, Retirement Income and Appreciation Fund, Intermediate Bond Fund, and Short-Term Bond Fund; (6) C Class of the Balanced Fund, Large Cap Value Fund, Large Cap Growth Fund, Mid-Cap Value Fund, Small Cap Value Fund, International Equity Fund, Emerging Markets Fund, High Yield Bond Fund, Retirement Income and Appreciation Fund, Intermediate Bond Fund, and Short-Term Bond Fund; (7) Retirement Class of the Large Cap Value Fund, Small Cap Value Fund, and International Equity Fund; and (8) AMR Class of the Balanced Fund, Large Cap Value Fund, Large Cap Growth Fund, Mid-Cap Value Fund, Small Cap Value Fund, International Equity Fund, Emerging Markets Fund, and High Yield Bond Fund, each a series of the Trust (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).
     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the declaration of trust, as amended, and by-laws of the Trust and the action of the trustees of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined

American Beacon Funds
February 28, 2011

and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.
     Based upon and subject to the foregoing, we are of the opinion that: (1) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (2) when issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and nonassessable. In this regard, however, we note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the trust.
     We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP